SUPPLEMENTAL CASH BALANCE PLAN AND THRIFT PLAN AGREEMENT

     THIS SUPPLEMENTAL CASH BALANCE AND THRIFT PLAN AGREEMENT, effective the 12th day of April, 1996 (the "Date of Hire") by and between Mercantile Bankshares Corporation ("Employer") and Alan D. Yarbro ("Employee").

WITNESSETH:

     WHEREAS, Section 4.8(b) of the Cash Balance Plan for Employees of Mercantile Bankshares Corporation and Participating Affiliates (the "Cash Balance Plan") and Section 7.3(a) of the Employees' Thrift Plan of Mercantile Bankshares Corporation and Participating Affiliates (the "Thrift Plan") (collectively "the Plans") each require certain terms of employment to be completed before an employee becomes fully vested; and

     WHEREAS, the Cash Balance Plan provides that upon termination of employment prior to disability or retirement an employee must have completed five Years of Service (a plan year during which 1,000 hours of service are completed) in order to be 100% vested in his Accrued Benefit; and

     WHEREAS, the Thrift Plan provides that upon termination of employment prior to death, disability or retirement, an employee must have completed five Years of Service (a 12-consecutive month period measured from Date of Hire and each consecutive 12-month period thereafter) in order to be 100% vested in Employer's basic and matching contributions to his account; and

     WHEREAS, Employer has hired Employee and wishes to provide
Employee with a benefit under each of the Plans that is fully vested as of his Date of Hire as though Employee is deemed to have five Years of Service, for vesting purposes only, effective as of his Date of Hire.

     NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee intending to be legally bound, agree as follows:

     1. (a) Should Employee's employment terminate for any reason other than dismissal for Cause prior to his becoming 100% vested under the Plans, Employer shall provide Employee or his designated beneficiary with cash benefits (the "Benefits"), at such times as provided for in the Plans for payment of such types of Benefits to vested employees. With respect to the Cash Balance Plan, the Benefits shall be equivalent to the monthly retirement payment to which Employee would have been entitled thereunder had his Accrued Benefit (as defined under the Cash Balance Plan) been 100% vested at termination. The Benefits with respect to the Cash Balance Plan shall be payable in the form of a straight single life annuity (or, at the discretion of Employer, in an actuarial

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equivalent lump sum payment based upon the actuarial assumptions used for determining lump sum equivalents under the Cash Balance Plan).
With respect to the Thrift Plan, Employer shall pay a Benefit to Employee, in a single lump sum, equivalent to the market value of the portion of Employee's Thrift Plan Account which will be forfeited by reason of Employee's Years of Service being fewer than five.

          (b) For purposes of this Agreement, "Cause" shall mean (i) an act or acts of personal dishonesty taken by Employee and intended to result in substantial personal enrichment of Employee at the expense of Employer, (ii) repeated material violations by Employee of his duties to Employer which are demonstrably willful and deliberate on Employee's part and which are not remedied in a reasonable period of time after receipt of written notice from Employer, or (iii) the conviction of Employee of a felony.

     2. Employer and Employee agree that any amounts payable under this Agreement are not funded. Employer shall not be required to reserve, or otherwise set aside, physically or legally, any funds for the payment of its obligations hereunder. The obligations of Employer with respect to Benefits payable hereunder shall be paid out of Employer's general assets and shall not be secured by any form of trust, escrow, evidence of indebtedness or otherwise. Employee has no property interest, legal or equitable, in any specific asset of Employer and has no right greater than, nor has any preference or priority over, the rights of any unsecured general creditor of Employer.

     3. Whenever the terms "Cash Balance Plan", "Thrift Plan" or "Plans" appear in this Agreement, those terms shall refer to those Plans, as they shall be amended from time to time, and any restatement or successor to those Plans, it being the intent of the parties that the provisions of those Plans, as amended or restated, or any successor plans, at the time of Employee's termination of service shall govern. In the event that Employer terminates the Plans for any reason and does not immediately initiate sponsorship of successor plans, the Benefits under this Agreement shall be determined with respect to the terms of the terminated Plans, notwithstanding when such Benefits become payable. All other terms and provisions of the Cash Balance Plan and the Thrift Plan as amended from time to time shall remain in full force and effect.

     4. This Agreement shall terminate on the later of the dates Employee becomes fully vested under the terms and provisions of the Cash Balance Plan and the Thrift Plan.

     5. Nothing in this Agreement shall be deemed to be a contract, guarantee or condition of employment.

     6. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to the principles of conflict of laws.

     7. This Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives and shall be binding upon Employer and its successors and assigns.

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     8.   All rights and benefits under this Agreement are personal to
Employee and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

          IN WITNESS WHEREOF, Employee has hereunto set his hand and the proper officers of Mercantile Bankshares Corporation have caused this Agreement to be executed, all as of the 12th day of April, 1996.

WITNESS:

/s/ Wanda Reese                    /s/ Alan D. Yarbro
_____________________________      ____________________________(SEAL)
                                   Alan D. Yarbro


ATTEST:                           MERCANTILE BANKSHARES CORPORATION


/s/ John A. O'Connor, Jr.              /s/ Edward K. Dunn, Jr.
____________________________       By: _________________________(SEAL)



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